UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

NEW JERSEY DEPARTMENT OF BANKING AND INSURANCE TRENTON, NEW JERSEY

Written Agreement by and among	Docket Nos. 09-095-WA/RB-HC 09-095-WA/RB-SM
STERLING BANKS, INC. Mount Laurel, New Jersey
STERLING BANK Mount Laurel, New Jersey
FEDERAL RESERVE BANK OF PHILADEPHIA Philadelphia, Pennsylvania
and
NEW JERSEY DEPARTMENT OF BANKING
AND INSURANCE Trenton, New Jersey

WHEREAS, in recognition of their common goal to maintain the financial soundness of Sterling Banks, Inc., Mount Laurel, New Jersey ("Sterling"), a registered bank holding company, and its subsidiary bank, Sterling Bank, Mount Laurel, New Jersey (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, Sterling, the Bank, the Federal Reserve Bank of Philadelphia (the "Reserve Bank"), and the New Jersey Department of Banking and Insurance (the "Department") have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on July 28, 2009, Sterling's and the Bank's boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Robert H. King and __________________________to consent to this Agreement on behalf of Sterling and the Bank, respectively, and consenting to compliance with each and every applicable provision of this Agreement by Sterling, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Sterling, the Bank, the Reserve Bank, and the Department agree as follows:

Board Oversight

1.           Within 60 days of this Agreement, the Bank's board of directors shall submit to the Reserve Bank and the Department a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank's condition and maintain effective control over, and supervision of, the Bank's major operations and activities, including but not limited to, credit risk management, credit administration, processes to mitigate risks associated with credit concentrations, capital, and earnings;

(b) the development of a management succession program to promote the retention and continuity of capable management; and

(c) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank's adversely classified assets, concentrations of credit, allowance for loan and lease losses ("ALLL"), capital, earnings, and liquidity.

Management and Staffing Review

2.            (a)           Within 30 days of this Agreement, the Bank's board of directors shall retain an independent consultant acceptable to the Reserve Bank and the Department to conduct a review of the qualifications and performance of all of the Bank's senior executive officers and the staffing needs of the Bank (the "Management Review"), and to prepare a written report of findings and recommendations (the "Report"). The primary purpose of the Management Review shall be to aid in the development of a suitable management structure that is adequately staffed by qualified and trained personnel. The Bank shall submit an engagement letter to the Reserve Bank and the Department as part of the approval of the independent consultant. The engagement letter shall require the independent consultant to submit the Report within 60 days of the approval of the engagement letter and to provide a copy of the Report to the Reserve Bank and the Department at the same time that it is provided to the Bank. The Management Review shall, at a minimum, address, consider, and include:

(i)	the identification of the type and number of senior officers needed to manage and supervise properly the affairs of the Bank; and

(ii)
an evaluation of each senior officer to determine whether the individual possesses the ability, experience, and other qualifications required to perform competently present and anticipated duties, including the ability to comply with applicable laws and regulations, adhere to the Bank's established policies and procedures, restore and maintain the Bank to a safe and sound condition, and comply with the requirements of this Agreement.

(b)            Within 45 days of the Bank's receipt of the Report, the Bank's board of directors shall submit a written management plan to the Reserve Bank and the Department that fully addresses the findings and recommendations in the Report and describes the specific actions that the board of directors proposes to take in order to strengthen the Bank's management, including but not limited to plans to hire or appoint additional or replacement personnel. In the event that recommendations made by the independent consultant are not adopted, the board of directors shall provide in writing to the Reserve Bank and the Department the specific reasons why such recommendations were not adopted.

Concentrations of Credit

3.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to strengthen the Bank's management of commercial real estate ("CRE") concentrations, including steps to reduce the risk of concentrations. The plan shall, at a minimum, include:

(a) Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07- 1); and

(b) revised loan policies that establish concentration limits, including but not limited to, by loan type, geographic location, counterparty, and borrower; and

(c) a schedule for reducing the outstanding dollar amount of CRE loans.

Lending and Credit Administration

4.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable enhanced written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a)           Underwriting standards that are appropriate for each type of loan product offered by the Bank that, at a minimum, address, consider, and include:

(i)        documented analysis of the borrower's repayment source, creditworthiness, and global cash flow and debt service ability;

(ii)	revised standards and approval requirements for renewing, extending, or modifying existing loans, including procedures for documenting the bases for each renewal, extension, or modification;

(iii)     a prohibition on the capitalization of interest; and

(iv)      appropriate controls on loan draws;

(b)          procedures that require the periodic review of a borrower's ability to repay the loan according to its terms, including requiring the submission by borrowers of current financial statements and project status;

(c)          enhanced stress testing of loans and portfolio segments;

(d)          policies and procedures to ensure that appraisals conform to accepted appraisal standards, as defined in the Uniform Standards of Professional Appraisal Practice, and comply with the requirements of Subpart G of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. Part 225, Subpart G) made applicable to state member banks by section 208.50 of Regulation H of the Board of Governors (12 C.F.R. § 208.50);

(e)           measures to correct all documentation exception deficiencies noted in the report of the examination of the Bank that commenced on January 5, 2009 (the "Report of Examination");

(f)                 procedures or systems to identify, record, and track missing, incomplete or imperfect loan and collateral documentation; and

(g)                measures to improve the administration of other real estate owned;

Loan Review

5.         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a revised acceptable written program for the periodic review and grading of the Bank's loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank's lending function. The program shall, at a minimum, address, consider, and include:

(a)                The scope and frequency of the loan review;
(b)                standards and criteria for assessing the credit quality of the loans;
(c)                application of loan grading standards and criteria to the loan portfolio; and
(d)                periodic written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans.

Asset Improvement

6.         (a)           The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, "loss" in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected.

(b)           The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified "doubtful" or "substandard" in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank's board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank's interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank's written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

7.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $250,000, including OREO, that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank's problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position.

(b)           Within 30 days of the date that any additional loan or other asset in excess of $250,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve the Bank's position on such loan or asset.

(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Department to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, extension report, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Department and shall document the review in the minutes of the board of directors' meetings.

Audit

8.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written enhanced internal audit program that shall, at a minimum, provide for periodic updates to the audit scope, work programs, and schedules to ensure that all auditable areas are appropriately risk weighted and reviewed.

Allowance for Loan and Lease Losses

9.           (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank and the Department.

(b) Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Department. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank's loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank's loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the Bank's board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Department within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

10.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include:

(a)  The Bank's current and future capital requirements, including, compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(b) the adequacy of the Bank's capital, taking into account the volume of adversely classified assets, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings; and

(c) the source and timing of additional funds to fulfill the Bank's future capital requirements.

11.           The Bank shall notify the Reserve Bank and the Department, in writing, no more than 30 days after the end of any calendar quarter in which any of the Bank's capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, the Bank shall submit an acceptable written plan that details the steps the Bank will take to increase the Bank's capital ratios to or above the approved capital plan's minimums.

Strategic Plan and Budget

12.          (a)            Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a strategic plan to improve the Bank's earnings and a budget for the remainder of 2009. The written plan and budget shall include, but not be limited to:

    (i)            Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank's operating performance;

    (ii)            a realistic and comprehensive budget for the remainder of calendar year 2009, including income statement and balance sheet projections; and

(iii)   a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)            A strategic plan and budget for each calendar year subsequent to 2009 shall be submitted to the Reserve Bank and the Department at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management

13.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written contingency funding plan that identifies available sources of funding and includes adverse scenario planning.

Dividends
14.      (a) Sterling and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director"), and the Department.

(b) Sterling shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Department.

(c) Sterling and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Department.

(d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Sterling and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

15.         (a) Sterling and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the

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Department. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)            Sterling shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Department.

BSA/AML Compliance

16.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to correct the criticisms detailed in the Report of Examination of the Bank's compliance with all applicable federal laws, rules, and regulations relating to anti-money laundering ("AML"), including the Bank Secrecy Act ("BSA") (31 U.S.C. § 5311 et seq.); the rules and regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. Part 103); and the AML requirements of Regulation H of the Board of Governors (12 C.F.R. § 208.63).

Compliance with Laws and Regulations

17.          (a)            In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Sterling and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)            Sterling and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).

Compliance with the Agreement

18.          (a)            Within 10 days of this Agreement, the boards of directors of Sterling and the Bank shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate Sterling's and the Bank's compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Sterling and the Bank, as defined in sections 215.2(e)(l) and 215.2(m)(l) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(l) and 215.2(m)(l)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Sterling and the Bank. Sterling and the Bank shall notify the Reserve Bank and the Department in writing of the composition of the Compliance Committee at the time that the members are appointed.

(b)            Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Department written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

19.          The Bank and, as applicable, Sterling shall submit written plans, programs, and an engagement letter that are acceptable to the Reserve Bank and the Department within the applicable time periods set forth in paragraphs 2(a), 3, 4, 5, 7(a),7(b), 8, 9(c), 10, 13, and 16 of this Agreement. An independent consultant acceptable to the Reserve Bank and the Department shall be retained by the Bank within the period set forth in paragraph 2(a) of this Agreement.

(b)            Within 10 days of approval by the Reserve Bank and the Department, the Bank and, as applicable, Sterling shall adopt the approved plans, programs, and engagement letter. Upon adoption, the Bank and, as applicable, Sterling shall promptly implement the approved plans and programs and thereafter fully comply with them.

(c)            During the term of this Agreement, the approved plans, programs, and engagement letter shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.

Communications

20. All communications regarding this Agreement shall be sent to:

(a)	Ms. Cynthia L. Course Assistant Vice President Federal Reserve Bank of Philadelphia Ten Independence Mall Philadelphia, PA 19106

(b)	Mr. Terry K. McEwen Director New Jersey Department of Banking and Insurance P.O. Box 040 Trenton, NJ 08625

(c)	Mr. Robert King
President and CEO
Sterling Bank
3100 Route 38
Mount Laurel, NJ 08054

Miscellaneous

21. Notwithstanding any provision of this Agreement, the Reserve Bank and the Department may, in their sole discretion, grant written extensions of time to Sterling and the Bank to comply with any provision of this Agreement.

22. The provisions of this Agreement shall be binding upon Sterling, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

23. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Department.

24. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any other action affecting Sterling, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

25. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 183laa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 28th day of July, 2009.

STERLING BANKS, INC.	FEDERAL RESERVE BANK OF
PHILADELPHIA

By: /s/ Robert H. King	By: /s/ A. Reed Raymond
Robert H. King	A. Reed Raymond
President and CEO	Vice President

STERLING BANK	NEW JERSEY DEPARTMENT OF
BANKING AND INSURANCE

By: /s/ Robert H. King	By:
Robert H. King	Terry K. McEwen
President and CEO	Director